EXHIBIT 10.2

FISERV, INC.

2007 OMNIBUS INCENTIVE PLAN

FORM OF

RESTRICTED STOCK AGREEMENT

(NON-EMPLOYEE DIRECTOR)

Director: [First Name][Last Name]

Grant Date: [Grant Date]

Number of Shares of Restricted Stock Subject to this Agreement: [Number of Shares]

Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), the Board of Directors of Fiserv, Inc. (the “Company”) has granted you shares of Restricted Stock, the terms and conditions of which are set out below and in the Plan. Any capitalized term used in this Restricted Stock Agreement (this “Agreement”) without definition has the meaning set forth in the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

1.	Date of Award. The Restricted Stock is granted to you on the date set forth above (the “Grant Date”).

2.	Restrictions. Except as otherwise provided herein, you may not sell, transfer, pledge, assign, encumber or otherwise alienate or hypothecate the Restricted Stock until the date of release (each, a “Release Date”) determined as follows: 20% of the shares of Restricted Stock shall be released on each anniversary of the Grant Date until all of the shares of Restricted Stock are released. The Board, in its sole discretion, may at any time accelerate the Release Date with respect to all or a portion of the Restricted Stock. On the applicable Release Date, the Shares that are released shall be free of the restrictions above and, subject to Section 4, be freely transferable by you.

3.	Escrow. Certificates for shares of Restricted Stock shall be issued in your name as soon as practicable following the Grant Date, but shall be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the Restricted Stock held in escrow and you will give the Company a stock power for such Restricted Stock duly endorsed in blank, which will be used if the Restricted Stock is forfeited in whole or in part. Unless earlier forfeited as provided herein, the certificates for Restricted Stock shall cease to be held in escrow and such certificates shall be delivered to you or, in the event of your death, to your estate, as soon as practicable after the applicable Release Date. You agree that, in lieu of issuing or delivering physical stock certificates to you, the Company may deliver Shares to you electronically.

4.	Non-competition.

(a)	Notwithstanding any other provision in the Plan or this Agreement, you agree that, while you are a Director and for a period of 12 months thereafter, you will not, directly or indirectly, on your behalf or on behalf of any other individual, association or entity, as agent or otherwise:

(i)	contact any of the clients of any Fiserv Group Company (as hereinafter defined) for whom you directly performed any services or had any direct business contact for the purpose of soliciting business or inducing such client to acquire any product or service that at any time during the term of this Agreement is provided or under development by the Fiserv Group Company for whom you directly performed any services from any entity other than a Fiserv Group Company;

(ii)	contact any of the clients or prospective clients of any Fiserv Group Company whose identity or other client specific information you discovered or gained access to as a result of your access to any Fiserv Group Company’s confidential information for the purpose of soliciting or inducing any of such clients or prospective clients to acquire any project or service that at any time during the term of this Agreement is provided or under development by the Fiserv Group Company to whose confidential information you had access from any entity other than a Fiserv Group Company;

(iii)	use any Fiserv Group Company’s confidential information to solicit, influence or encourage any clients or potential clients of any Fiserv Group Company to divert or direct their business to you or any other person, association or entity by or with whom you are employed, associated, engaged as agent or otherwise affiliated; or

(iv)	encourage, induce or entice any employee of any Fiserv Group Company with access to or possession of confidential information of any Fiserv Group Company to leave any Fiserv Group Company’s employment where it is reasonably likely that such employee will use such confidential information to solicit, influence or encourage clients or potential clients of such Fiserv Group Company to divert or direct their business to you or any other person, association or entity by or with whom such employee will become employed, associated, engaged as agent or otherwise affiliated.

(b)	You expressly acknowledge that damages alone may not be an adequate remedy for any breach by you of the covenants or agreements set forth in Section 4(a) and that the Company, in addition to any other remedies it may have, shall be entitled to seek injunctive relief, including specific performance, with respect to any actual or threatened breach by you of any said covenants and your right to retain any Stock under this Agreement shall terminate immediately. “Fiserv Group Company” means the Company and any “affiliate” company (within the meaning of Rule 405 under the Securities Act of 1933).

(c)	The Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any portion of the Restricted Stock at any time if you are not in compliance with all applicable provisions of this Agreement and the Plan, or if you engage in any of the activities listed in Section 4(a). In addition, failure to comply with the provisions of Section 4(a) prior to and during the 12 months after any release of Shares pursuant to all or any part of this Agreement shall cause such release to be rescinded. Notwithstanding the foregoing, the remedies and damages available to the Company in the event of a failure to comply with the provisions of Section 4(a) are not limited by this Section 4(c). The Company will notify you in writing of any such rescission within 24 months after such release. Within 10 days after receiving such notice from the Company, you will pay to the Company, as a result of the release of Restricted Stock, an amount equal to the Fair Market Value of the Restricted Stock on the applicable Release Date.

5.	Termination of Service.

(a)	If you cease to be a Director for any reason, Restricted Stock will be free of restrictions to the same extent that it was free of restrictions on the date you ceased to be a Director, and the remaining Restricted Stock for which a Release Date has not occurred under Section 2 will be released from restrictions under Section 2 as follows:

Minimum Age When No Longer A Director	Reason No Longer A Director	Minimum Years of Service	Remaining Restricted Stock for which Restrictions Will be Released
Not applicable	Death or Disability	6	100%

62	Any reason	6	100%

All other combinations of minimum age, reason and minimum years of service.			0%

(b)	Notwithstanding the foregoing, if your service as a Director is terminated for Cause, all Restricted Stock for which a Release Date has not occurred under Section 2 prior to such termination shall be forfeited to the Company on the date on which such termination occurs.

(c)	If a Change of Control of the Company occurs, the provisions of Section 17(c) of the Plan shall apply to the Restricted Stock.

6.	Certificate Legend. Each certificate for shares of Restricted Stock may bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, AND THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AGREEMENT BETWEEN FISERV, INC. AND THE REGISTERED OWNER HEREOF. A COPY OF SUCH PLAN AND SUCH AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF FISERV, INC.”

When the restrictions imposed by Sections 2 and 4 hereof terminate, you shall be entitled to have the foregoing legend removed from the certificates representing such Restricted Stock.

7.	Voting Rights; Dividends and Other Distributions.

(a)	While the Restricted Stock is subject to restrictions under Section 2 and prior to any forfeiture thereof, you may exercise full voting rights for the Restricted Stock registered in your name and held in escrow hereunder.

(b)	While the Restricted Stock is subject to the restrictions under Section 2 and prior to any forfeiture thereof, you shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock. If any such dividends or distributions are paid in Stock, such Stock shall be subject to the same terms, conditions and restrictions as the Restricted Stock with respect to which they were paid, including the requirement that Restricted Stock be held in escrow pursuant to Section 3 hereof.

(c)	Subject to the provisions of this Agreement, you shall have, with respect to the Restricted Stock, all other rights of a holder of Stock.

8.	Securities Representations. You acknowledge receipt of the Prospectus under the Registration Statement on Form S-8 (Registration No. 333- ) with respect to the Plan filed by the Company with the Securities and Exchange Commission. You understand that if you are an officer, director, 10% shareholder or are otherwise an “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933) of the Company, you may not sell or otherwise dispose of any Shares acquired except pursuant to a registration statement meeting the requirements of the Securities Act of 1933 or an exemption from the registration requirements of such Act. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan and the award of Restricted Stock and the disposition of Shares, including without limitation Federal and state securities and “blue sky” laws.

9.	Tax Representations. You represent and warrant that you understand the Federal, state and local income tax consequences of the award of Restricted Stock to you, the lapse of the restrictions on the Restricted Stock, and the subsequent sale or other disposition of any Restricted Stock. In addition, you understand and agree that, when the Restricted Stock is no longer subject to a substantial risk of forfeiture, as defined under Section 83 of the Code (e.g., when you meet the minimum age and years of service criteria under Section 5(a), even though you are a continuing Director), you realize gross income that is taxable to you. In addition, you understand and agree that you are solely responsible for the payment of any Federal, state or local income tax imposed upon or attributable to you in connection with such lapse, sale or disposition.

10.	General Provisions.

(a)	Neither the Plan nor this Agreement confers upon you any right to continue to serve as a Director.

(b)	This Agreement and the Plan contain the entire agreement between the Company and you relating to the Restricted Stock and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement may only be modified, amended or cancelled as provided in the Plan.

(d)	If any one or more provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)	This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(f)	The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Plan Prospectus is accessible on the Company’s administrative agent’s website in the “forms library” (www.netbenefits.fidelity.com) and a paper copy is available upon request.

(g)	Prior to the applicable Release Date, the Restricted Stock is transferable only by will or the laws of descent and distribution or as otherwise provided in the Plan and this Agreement. In addition, by accepting this award, you agree not to sell any Restricted Stock at a time when applicable Company policies or an agreement between the Company and its underwriters prohibit a sale.

(h)	This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You understand that, under the terms of the Plan and this Agreement, you may forfeit the Restricted Stock in certain circumstances, including, without limitation, if you violate the provisions of Section 4 prior to, or within 12 months after, the Release Date applicable to the Restricted Stock.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by the terms of, this Agreement and the Plan.

Your acceptance of the terms of this Agreement and the Plan through our administrative agent’s website is a condition to your receipt of Shares on the Release Date.